Exhibit 99.1

BRIGHTPOINT REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

BrightPoint Reports Record Revenue and Wireless Devices Handled for Full Year 2011

Year Ended 2011 compared to 2010:

•	Revenue increased 46% to $5.24 billion

•	112.2 million wireless devices handled, an increase of 14%

•	Gross profit increased 19% to $375.8 million

•	Diluted EPS from continuing operations of $0.70 (GAAP) and $1.07 (non-GAAP), an increase of 27% and 22%, respectively

•	EBITDA (non-GAAP) of $120.4 million, an increase of 40%

Fourth quarter compared to prior year:

•	Revenue increased 39% to $1.56 billion

•	30.7 million wireless devices handled, an increase of 6%

•	Gross profit increased 7% to $101.9 million

•	Diluted EPS from continuing operations of $0.22 (GAAP) and $0.34 (non-GAAP)

•	EBITDA (non-GAAP) of $34.9 million, an increase of 14%

INDIANAPOLIS – February 1, 2012 – Brightpoint, Inc. (“BrightPoint”) (Nasdaq: CELL), a global leader in providing device lifecycle services to the wireless industry, today announced its financial results for the fourth quarter and year ended December 31, 2011.

Revenue for the year ended December 31, 2011 was $5.24 billion, which represents record revenue generated in a full year. Revenue was $1.56 billion for the fourth quarter of 2011, an increase of 39% compared to the fourth quarter of 2010 and an increase of 16% compared to the third quarter of 2011.

Wireless devices handled, including tablets, were 112.2 million for the year ended December 31, 2011, which represents a record amount handled in a year. Wireless devices handled were 30.7 million (includes 0.8 million tablets) for the fourth quarter of 2011, which was a record amount handled in a quarter for BrightPoint. This represents an increase of 6% compared to the fourth quarter of 2010 and an increase of 13% compared to the third quarter of 2011.

Income from continuing operations was $15.0 million, or $0.22 per diluted share, for the fourth quarter of 2011 compared to $15.4 million, or $0.22 per diluted share, for the fourth quarter of 2010 and $13.1 million, or $0.19 per diluted share, for the third quarter of 2011.

Adjusted income from continuing operations (non-GAAP) was $24.2 million, or $0.34 per diluted share, for the fourth quarter of 2011 compared to $24.0 million, or $0.34 per diluted share, for the fourth quarter of 2010 and $20.8 million, or $0.29 per diluted share, for the third quarter of 2011.

Adjusted income from continuing operations (non-GAAP) of $0.34 per diluted share for the fourth quarter of 2011 excludes the following items:

•	$6.1 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•	$3.0 million (pre-tax) charge related to a contingency from a contract that was acquired with the purchase of Dangaard Telecom in 2007.

•

$2.1 million (pre-tax) restructuring charge consisting primarily of lease termination charges and severance charges in connection with the closure and relocation of certain Touchstone Wireless operations and continued global consolidation and rationalization in our Europe, Middle East, and Africa (EMEA) division.

•	$2.8 million (pre-tax) of non-cash stock based compensation expense.

•	$3.7 million of tax benefit related to the excluded items described above.

•	$1.1 million of tax benefit related to the reversal of valuation allowances on certain deferred tax assets and foreign tax credits that are expected to be utilized.

Gross profit was $101.9 million for the fourth quarter of 2011 compared to $95.0 million for the fourth quarter of 2010 and $94.3 million for the third quarter of 2011.

Gross margin was 6.5% for the fourth quarter of 2011 compared to 8.5% for the fourth quarter of 2010 and 7.0% for the third quarter of 2011. The reduction in gross margin from the fourth quarter of 2010 was primarily due to a decrease in gross margin in the Americas division and a higher percentage of business from the Southeast Asia operation. The decrease in gross margin in the Americas division was due to the expansion of our repair/refurbish/recycle services that have lower gross margins compared to our other logistic services and the current competitive environment in our distribution business. The decrease in gross margin from the third quarter of 2011 was primarily due to higher operating costs in our Americas division that we do not expect to recur in future periods as well as a higher mix of revenue generated by our distribution business.

SG&A expense was $70.0 million for the fourth quarter of 2011 compared to $62.3 million for the fourth quarter of 2010 and $65.1 million for the third quarter of 2011. SG&A expense for the fourth quarter of 2011 includes a $3.0 million charge related to a contingency from a contract that was acquired with the purchase of Dangaard Telecom in 2007.

Total debt was $253.0 million at December 31, 2011, compared to $171.5 million at September 30, 2011 and $90.4 million at December 31, 2010. Total liquidity (unrestricted cash and unused borrowing availability) was $332.8 million at December 31, 2011 compared to $400.0 million at September 30, 2011 and $446.7 million at December 31, 2010. Average daily debt outstanding for the fourth quarter of 2011 was $355.0 million compared to average daily debt outstanding of $314.9 million for the third quarter of 2011 and $192.8 million for the fourth quarter of 2010.

Cash used in operating activities was $81.0 million for the year ended December 31, 2011 compared to cash provided by operating activities of $160.4 million for the year ended December 31, 2010. Cash used in operating activities was $59.5 million for the three months ended December 31, 2011 compared to cash provided by operating activities of $137.1 million for the three months ended December 31, 2010 and cash used in operating activities of $2.4 million for the three months ended September 30, 2011. The increase in cash used in operating activities for the three months ended December 31, 2011 compared to the three months ended September 30, 2011 was primarily due to an increase in working capital resulting from the seasonal increase in our distribution business.

The cash conversion cycle was 12 days for the fourth quarter of 2011 compared to negative 2 days for the fourth quarter of 2010 and 7 days for the third quarter of 2011. The increase in the cash conversion cycle from the prior quarter was primarily due to the seasonal increase in our distribution business.

EBITDA (non-GAAP) was $120.4 million for the year ended December 31, 2011 compared to $85.8 million for the year ended December 31, 2010. EBITDA (non-GAAP) was $34.9 million for the fourth quarter of 2011 compared to $30.6 million for the fourth quarter of 2010 and $32.1 million for the third quarter of 2011.

“We are reporting strong operating results for the fourth quarter of 2011, which reflect our continued focus on execution and discipline in managing our business,” said Robert J. Laikin, Chairman of the Board and Chief Executive Officer of BrightPoint. “I am pleased with our reported revenue of $5.24 billion for 2011. Our global footprint with operations in over 35 countries and a comprehensive portfolio of device lifecycle services enabled us to handle more than 112 million wireless devices in 2011. I believe BrightPoint is well positioned to benefit from the smartphone trends in the wireless industry. I expect the overall wireless device industry to be flat to up approximately 5 percent in 2012 as compared to 2011.”

“I am pleased that we were able to deliver strong financial results for the fourth quarter and throughout 2011,” said Vince Donargo, BrightPoint’s Chief Financial Officer and Treasurer. “During 2011 we experienced substantial growth in our distribution business. Our ROIC of 13 percent in 2011 is within our long-term targeted range of 12 to 15 percent. I am proud of our team’s ability to deliver ROTC of 43 percent in 2011, which exceeds our targeted long-term range of 35 to 40 percent. Both of these financial metrics reflect our disciplined approach to managing our balance sheet and our overall business.”

UPDATED FULL YEAR 2012 EXPECTATIONS

Based on preliminary January results, we currently expect income from continuing operations (GAAP) per diluted share of $0.66 to $0.76 for full year 2012 and adjusted income from continuing operations (non-GAAP) per diluted share of $1.07 to $1.17 for full year 2012, which is a decrease from our previously disclosed range of $0.67 to $0.79 (GAAP) and $1.08 to $1.20 (non-GAAP) due to a higher than normal seasonal decline in the first quarter of 2012. We expect industry units for the first quarter of 2012 to be down 15% to 20% from the fourth quarter of 2011 due to strong results in December 2011 and continuing global macroeconomic uncertainty. Adjusted income from continuing operations (non-GAAP) per diluted share excludes stock based compensation, amortization of acquired intangible assets and restructuring charges (all net of any estimated income tax effect). Adjusted earnings per share from continuing operations (non-GAAP) assumes 72.4 million of diluted weighted average shares outstanding, which includes 2.5 million shares of common stock related to stock based compensation that are presumed to be repurchased under the U.S. GAAP treasury stock method. Please see the supplemental information attached for the reconciliation of the range of estimated GAAP diluted earnings per share to estimated as-adjusted (non-GAAP) diluted earnings per share. The expectations above are based on a distribution gross margin range of 3.6% to 4.0% and a logistic services gross margin range of 35% to 40% for full year 2012.

We currently expect an adjusted (non-GAAP) effective income tax rate of between 28% and 32% for full year 2012.

Please see the attached Schedules and the Investors section at the BrightPoint website at www.BrightPoint.com for an explanation and reconciled presentation of the results for the quarter and year ended December 31, 2011 prepared in accordance with U.S. GAAP and on an as adjusted non-GAAP basis. The explanation includes the reasons why management believes such non-GAAP measures are useful both to management and investors. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. In addition, please see the attached Supplemental Information for a reconciliation of EBITDA.

Please see the Investors section at the BrightPoint website at www.BrightPoint.com for quarterly statements of operations for all periods that have been reclassified.

(Amounts in thousands, except per share data)

	Three Months Ended
	December 31, 2011	December 31, 2010	September 30, 2011

	(Unaudited)	(Unaudited)	(Unaudited)

Wireless devices handled*	30,710	29,096	27,272

Revenue	$1,556,443	$1,120,305	$1,338,145

Gross profit	$101,922	$94,960	$94,255

Gross margin	6.5%	8.5%	7.0%

Selling, general and administrative expenses	$69,969	$62,273	$65,071

Operating income from continuing operations	$24,082	$22,471	$20,059

Income from continuing operations	$14,999	$15,413	$13,120

Net income attributable to common shareholders	$15,065	$15,873	$13,797

Diluted per share:

Income from continuing operations attributable to common shareholders	$0.22	$0.22	$0.19

Net income attributable to common shareholders	$0.22	$0.23	$0.20

*	Wireless devices handled includes tablets beginning in the second quarter of 2011.

Conference Call Information

On Thursday, February 2, 2012, at approximately 8:00 a.m. ET, BrightPoint, will conduct a conference call to review its operations and financial performance and will answer participants’ questions. For those who would like to join the conference call, use the following information and dial in several minutes prior to the start of the call:

U.S. toll-free dial-in number: 888-726-2418

International dial-in number: 913-312-1521

The presentation of slides can be accessed through the Investors section of BrightPoint’s website at www.BrightPoint.com. Following the live presentation, an archive of the webcast will be available through the Investors section of BrightPoint’s website at www.BrightPoint.com for approximately one year.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing device lifecycle services to the wireless industry. In 2011, BrightPoint handled more than 112 million wireless devices globally. BrightPoint’s innovative services include distribution channel management, procurement, inventory management, reverse logistics and repair services, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. BrightPoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible and cost effective solutions. BrightPoint has more than 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2011, BrightPoint generated revenue of $5.2 billion. BrightPoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about BrightPoint can be found on its website at www.BrightPoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Forward Looking and Cautionary Statements

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of BrightPoint, including estimates for income from continuing operations (non-GAAP) per diluted share, distribution and logistic services gross margins, and effective tax rate (non-GAAP) for 2012 that are subject to change. These statements are only predictions and actual events or results may differ materially. Please refer to the documents BrightPoint files, from time to time, with the Securities and Exchange Commission; specifically, BrightPoint’s most recent Form 10-K and Form 10-Q and the cautionary statements and risk factors contained therein. Those documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Those risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation (i) fluctuations in regional demand patterns and economic factors could harm our operations; (ii) we buy a significant amount of our products from a limited number of suppliers, and they may not provide us with competitive products at reasonable prices when we need them in the future; (iii) our dependence on our computer and communications systems; (iv) uncertainty regarding future volatility in our Common Stock price; (v) our ability to expand and implement our future growth strategy, including acquisitions; (vi) our ability to protect our proprietary information; (vii) rapid technological changes in the wireless industry could render our services or the products we handle obsolete or less marketable; (viii) intense industry competition; (ix) the loss or reduction in orders from principal customers or a reduction in the prices we are able to charge these customers could cause our revenues to decline and impair our cash flows; (x) our ability to retain existing logistic services customers at acceptable returns upon expiration or termination of existing agreements; (xi) our business could be harmed by consolidation of mobile operators; (xii) we face potential risks associated with loss, theft or damage of our property or property of our customers; (xiii) we make significant investments in the technology used in our business and rely on that technology to function effectively without interruptions; (xiv) our future operating results will depend on our ability to maintain volumes and margins; (xv) the effect of natural disasters, epidemics, hostilities or terrorist attacks on our operations; (xvi) uncertainty regarding whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us; (xvii) the current economic downturn could cause a severe disruption in our operations; (xviii) our implementation of European and American Centers of Excellence may not be successful; (xix) our ability to continue to enter into relationships and financing that may provide us with minimal returns or losses on our investments; (xx) collections of our accounts receivable; (xxi) our ability to manage and sustain future growth at our historical or current rates; (xxii) our ability to attract and retain qualified management and other personnel and the cost of complying with labor agreements and high rate of personnel turnover; (xxiii) our reliance upon third parties to manufacture products that we distribute and reliance upon their quality control procedures; (xxiv) our debt facilities could prevent us from borrowing additional funds, if needed; (xxv) our reliance on suppliers to provide trade credit facilities to adequately fund our on-going operations and product purchases; (xxvi) a significant percentage of our revenues are generated outside of the United States in countries that may have volatile currencies or other risks; (xxvii) the impact that seasonality may have on our business and results; (xxviii) potential dilution to existing shareholders from the issuance of securities under our long-term incentive plans; and (xxix) the existence of anti-takeover measures. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “likely,” “will,” “should” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

BRIGHTPOINT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,

	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Distribution revenue	$1,415,824	$1,022,090	$4,700,458	$3,258,474
Logistic services revenue	140,619	98,215	543,925	334,765

Total revenue	1,556,443	1,120,305	5,244,383	3,593,239

Cost of revenue
Cost of distribution revenue	1,363,839	974,211	4,527,808	3,107,861
Cost of logistic services revenue	90,682	51,134	340,742	170,755

Total cost of revenue	1,454,521	1,025,345	4,868,550	3,278,616

Gross profit
Distribution gross profit	51,985	47,879	172,650	150,613
Logistic services gross profit	49,937	47,081	203,183	164,010

Total gross profit	101,922	94,960	375,833	314,623

Selling, general and administrative expenses	69,969	62,273	269,662	230,034
Acquisition expenses	—	2,931	486	2,931
Amortization expense	5,802	3,834	23,621	15,024
Restructuring charge	2,069	3,451	9,376	6,225

Operating income from continuing operations	24,082	22,471	72,688	60,409

Interest, net	3,809	2,404	15,033	7,766
Loss on legal settlement	—	—	—	852
Gain on investment in Intcomex, Inc.	—	—	(3,038)	—
Other expense (income)	1,154	1,406	3,509	(51)

Income from continuing operations before income taxes	19,119	18,661	57,184	51,842

Income tax expense	4,120	3,248	9,293	12,997

Income from continuing operations	14,999	15,413	47,891	38,845

Discontinued operations, net of income taxes:
Gain (loss) from discontinued operations	(274)	383	634	(8,681)
Gain (loss) on disposal of discontinued operations	340	77	307	(46)

Total discontinued operations, net of income taxes	66	460	941	(8,727)

Net income attributable to common shareholders	$15,065	$15,873	$48,832	$30,118

Earnings per share attributable to common shareholders - basic:
Income from continuing operations	$0.22	$0.23	$0.71	$0.56
Discontinued operations, net of income taxes	—	0.01	0.01	(0.12)

Net income	$0.22	$0.24	$0.72	$0.44

Earnings per share attributable to common shareholders - diluted:
Income from continuing operations	$0.22	$0.22	$0.70	$0.55
Discontinued operations, net of income taxes	—	0.01	0.01	(0.12)

Net income	$0.22	$0.23	$0.71	$0.43

Weighted average common shares outstanding:
Basic	67,838	67,014	67,741	69,004

Diluted	69,315	68,239	69,073	70,194

BRIGHTPOINT, INC.

NON-GAAP RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

We have provided income from continuing operations and income from continuing operations per share on both a U.S. GAAP basis and on an as-adjusted non-GAAP basis because BrightPoint’s management believes it provides meaningful information to investors. Among other things, it may assist investors in evaluating BrightPoint’s on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation and amortization of acquired finite-lived intangible assets as well as other items such as restructuring charges. BrightPoint considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time. The specific items excluded with respect to our fourth quarter of 2011 non-GAAP income from continuing operations per share are stock based compensation expense, amortization expense, restructuring charge, a charge for a legal contingency (all net of any estimated income tax effect), and certain discrete tax items. Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, we add back certain shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to BrightPoint’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.

	Three Months Ended December 31,
	2011		2010
	Income from continuing operations	Impact per diluted share	Income from continuing operations	Impact per diluted share

GAAP income from continuing operations	$14,999	$0.22	$15,413	$0.22

Non-GAAP adjustments:
Stock based compensation	2,844	0.04	2,427	0.04
Acquisition expense	—	—	2,931	0.04
Amortization	6,109	0.08	3,771	0.05
Restructuring charge	2,069	0.03	3,451	0.05
Legal expense	3,000	0.04	204	0.00
Income tax impact of the above	(3,696)	(0.05)	(4,036)	(0.06)
Discrete income tax items	(1,139)	(0.02)	(112)	(0.00)

As-adjusted (non-GAAP) income from continuing operations	$24,186	$0.34	$24,049	$0.34

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted		71,506		70,667

	Years Ended December 31,
	2011		2010
	Income from continuing operations	Impact per diluted share	Income from continuing operations	Impact per diluted share

GAAP income from continuing operations	$47,891	$0.70	$38,845	$0.55

Non-GAAP adjustments:
Stock based compensation	12,430	0.17	10,343	0.14
Acquisition expense, net	299	0.00	2,931	0.04
Amortization	24,015	0.34	14,762	0.20
Restructuring charge	9,376	0.13	6,225	0.09
Separation expense	3,064	0.04	—	—
Legal expense	3,000	0.04	1,056	0.01
Gain on investment in Intcomex	(3,038)	(0.04)	—	—
Income tax impact of the above	(16,258)	(0.23)	(10,535)	(0.15)
Discrete income tax items	(5,237)	(0.08)	125	0.00

As-adjusted (non-GAAP) income from continuing operations	$75,542	$1.07	$63,752	$0.88

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted		70,524		72,635

BRIGHTPOINT, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$40,842	$41,658
Accounts receivable (less allowance for doubtful accounts of $8,236 in 2011 and $9,892 in 2010)	568,947	487,376
Inventories	468,937	311,804
Other current assets	66,039	75,068

Total current assets	1,144,765	915,906

Property and equipment, net	145,948	111,107
Goodwill	79,578	78,821
Other intangibles, net	98,693	122,122
Other assets	37,927	19,885

Total assets	$1,506,911	$1,247,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$766,825	$744,995
Accrued expenses	171,108	140,191
Lines of credit and other short-term borrowings	6,465	408

Total current liabilities	944,398	885,594

Long-term liabilities:
Lines of credit, long-term	246,542	90,000
Other long-term liabilities	24,806	27,894

Total long-term liabilities	271,348	117,894

Total liabilities	1,215,746	1,003,488

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value: 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 91,470 issued in 2011 and 90,354 issued in 2010	915	904
Additional paid-in-capital	656,533	641,895
Treasury stock, at cost, 23,226 shares in 2011 and 22,917 shares in 2010	(168,064)	(164,242)
Accumulated deficit	(207,142)	(255,974)
Accumulated other comprehensive income	8,923	21,770

Total shareholders’ equity	291,165	244,353

Total liabilities and shareholders’ equity	$1,506,911	$1,247,841

BRIGHTPOINT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended
	December 31,
	2011	2010
	(Unaudited)
Operating activities
Net income	$48,832	$30,118
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	46,741	34,676
Non-cash compensation	12,430	10,343
Restructuring charge	9,376	6,225
Change in deferred taxes	(2,833)	7,736
Gain on investment in Intcomex, Inc.	(3,038)	—
Other non-cash	2,880	926

Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	(97,018)	(80,220)
Inventories	(176,807)	(93,846)
Other operating assets	13,148	447
Accounts payable and accrued expenses	65,318	244,041

Net cash provided by (used in) operating activities	(80,971)	160,446

Investing activities
Capital expenditures	(60,308)	(42,108)
Acquisitions, net of cash acquired	(19,761)	(76,075)
Increase in other assets	(2,148)	(1,091)

Net cash used in investing activities	(82,217)	(119,274)

Financing Activities
Net proceeds from lines of credit	165,229	90,000
Repayments on Global Term Loans	—	(93,939)
Net proceeds from short-term financing	99	408
Deferred financing costs paid	(1,634)	(3,283)
Purchase of treasury stock	(3,822)	(79,603)
Excess (deficient) tax benefit from equity based compensation	1,785	(862)
Proceeds from common stock issuances under employee stock option plans	394	1,291

Net cash provided by (used in) financing activities	162,051	(85,988)

Effect of exchange rate changes on cash and cash equivalents	321	5,424

Net decrease in cash and cash equivalents	(816)	(39,392)
Cash and cash equivalents at beginning of period	41,658	81,050

Cash and cash equivalents at end of period	$40,842	$41,658

Supplemental Information

(Amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended
	December 31,	December 31,	September 30,
	2011	2010	2011

Net income (1)	$15,065	$15,873	$13,797
Net interest expense (1)	3,941	2,480	4,035
Income tax expense (1)	4,120	3,248	2,080
Depreciation and amortization (1)	11,814	8,975	12,138

EBITDA	$34,940	$30,576	$32,050

	Years Ended
	December 31,	December 31,
	2011	2010

Net income (1)	$48,832	$30,118
Net interest expense (1)	15,539	7,955
Income tax expense (1)	9,293	13,033
Depreciation and amortization (1)	46,741	34,676

EBITDA	$120,405	$85,782

(1)	Includes discontinued operations

EBITDA is a non-GAAP financial measure. Management believes EBITDA provides it with an indicator of how much cash BrightPoint generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.

Cash Conversion Cycle Days

Management utilizes the cash conversion cycle days metric and its components to evaluate BrightPoint’s ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ended December 31, 2011 and 2010, and September 30, 2011 were as follows:

	Three Months Ended
	December 31,	December 31,	September 30,
	2011	2010	2011
Days sales outstanding in accounts receivable	26	29	23
Days inventory on-hand	29	26	28
Days payable outstanding	(43)	(57)	(44)

Cash Conversion Cycle Days	12	(2)	7

Please see the Investors section of the BrightPoint website at www.BrightPoint.com for a detailed calculation of cash conversion cycle days for the three months ended December 31, 2011.

Supplemental Information (continued)

(Amounts in thousands)

Return on Invested Capital (“ROIC”)

Management uses ROIC to measure the effectiveness of its use of invested capital to generate earnings. ROIC for the quarters and trailing four quarters ended December 31, 2011 and 2010, and September 30, 2011, was as follows:

	Three Months Ended
	December 31,	December 31,	September 30,
	2011	2010	2011
Operating income after taxes (non-GAAP):
Operating income from continuing operations	$24,082	$22,471	$20,059
Plus: restructuring charge (1)	2,069	3,451	3,138
Less: estimated income taxes (2)	(7,845)	(9,073)	(6,959)

Operating income after taxes (non-GAAP)	$18,306	$16,849	$16,238

Invested Capital:
Debt	$253,007	$90,408	$171,548
Shareholders’ equity	291,165	244,353	278,991

Invested capital	$544,172	$334,761	$450,539

Average invested capital (3)	$497,355	$336,253	$439,248
ROIC (4)	15%	20%	15%

	Trailing Four Quarters Ended
	December 31,	December 31,	September 30,
	2011	2010	2011
Operating income after taxes (non-GAAP):
Operating income from continuing operations	$72,688	$60,409	$71,077
Plus: restructuring charge (1)	9,376	6,225	10,758
Less: estimated income taxes (2)	(24,619)	(23,322)	(25,846)

Operating income after taxes (non-GAAP)	$57,445	$43,312	$55,989

Invested Capital:
Debt	$253,007	$90,408	$171,548
Shareholders’ equity	291,165	244,353	278,991

Invested capital	$544,172	$334,761	$450,539

Average invested capital (3)	$444,030	$343,419	$402,744
ROIC (4)	13%	13%	14%

(1)	We exclude items such as restructuring charges from our calculation of “Operating income after taxes (non-GAAP)”, because we do not believe such items are representative of expected future returns. We believe decisions to allocate resources should not be influenced by such items.
(2)	Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the restructuring charge by an effective tax rate of 30%, which represents an estimated, blended statutory tax rate for the markets in which we operate. The effective tax rate was revised from 35% beginning with the first quarter of 2011 to better represent changes in the geographic mix of income.
(3)	Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and four prior quarter period ends.
(4)	ROIC is calculated by dividing non-GAAP operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing non-GAAP operating income after taxes by average invested capital and multiplying the result by four.

Supplemental Information (continued)

(Amounts in thousands)

Return on Tangible Capital (“ROTC”)

Management uses Return on Tangible Capital, or ROTC, to provide a measurement which can be consistently and fairly applied internally to all operating entities to determine the effectiveness of each entity’s use of tangible capital. ROTC eliminates the influence of intangible assets balances (and related amortization expense), cash transfer capabilities and income tax rates which vary amongst BrightPoint operating entities and are not controllable by operating entity management. We exclude items such as restructuring charges from our calculation of “Operating income before amortization and restructuring charges (non-GAAP)” because we do not believe such items are controllable by operating entity management or representative of expected future returns. Therefore, we believe decisions to allocate resources should not be influenced by such items. ROTC indicates the return which can be expected on the tangible capital consumed and replaced through the normal business cycle. To calculate ROTC, operating income from continuing operations is adjusted for restructuring charges, goodwill impairment charge and amortization of intangible assets, and this adjusted non-GAAP operating income is applied to average tangible capital. Average tangible capital is calculated as total assets less cash, investments, goodwill, and intangible assets, net of current liabilities excluding short term borrowings. The details of this measurement are outlined below.

	Three Months Ended
	December 31,	December 31,	September 30,
	2011	2010	2011
Operating income before amortization and restructuring charges (non-GAAP):
Operating income from continuing operations	$24,082	$22,471	$20,059
Plus: amortization expense	5,802	3,834	5,987
Plus: restructuring charge	2,069	3,451	3,138

Operating income before amortization and restructuring charges (non-GAAP):	$31,953	$29,756	$29,184

Tangible capital:
Total assets	$1,506,911	$1,247,841	$1,268,786
Less: unrestricted cash and short-term investments	40,090	41,103	25,148
Less: goodwill	79,578	78,821	79,446
Less: other intangibles, net	98,693	122,122	105,435

Net tangible assets	1,288,550	1,005,795	1,058,757

Total current liabilities	944,398	885,594	791,873
Less: lines of credit and other short term borrowings	6,465	408	1,025

Net current liabilities	937,933	885,186	790,848

Net tangible capital	$350,617	$120,609	$267,909

Average tangible capital (1)	$309,263	$160,105	$252,458
ROTC (2)	41%	74%	46%

	Trailing Four Quarters
	December 31, 2011	December 31, 2010	September 30, 2011
Operating income before amortization and restructuring charges (non-GAAP):
Operating income from continuing operations	$72,688	$60,409	$71,077
Plus: amortization expense	23,621	15,024	21,653
Plus: restructuring charge	9,376	6,225	10,758

Operating income before amortization and restructuring charges (non-GAAP):	$105,685	$81,658	$103,488

Tangible capital:
Total assets	$1,506,911	$1,247,841	$1,268,786
Less: unrestricted cash and short-term investments	40,090	41,103	25,148
Less: goodwill	79,578	78,821	79,446
Less: other intangibles, net	98,693	122,122	105,435

Net tangible assets	1,288,550	1,005,795	1,058,757

Total current liabilities	944,398	885,594	791,873
Less: lines of credit and other short term borrowings	6,465	408	1,025

Net current liabilities	937,933	885,186	790,848

Net tangible capital	$350,617	$120,609	$267,909

Average tangible capital (1)	$247,785	$183,529	$217,582
ROTC (2)	43%	44%	48%

(1)	Average tangible capital for quarterly periods represents the simple average of the beginning and ending tangible capital amounts for the respective quarter.
(2)	ROTC is calculated by dividing non-GAAP operating income before amortization and restructuring charges by average tangible capital. ROTC for quarterly periods is stated on an annualized basis and is calculated by dividing non-GAAP operating income before amortization and restructuring charges by average tangible capital and multiplying the results by four. ROTC is a non-GAAP pre-tax measure, thereby eliminating the influence of income tax rates which vary amongst BrightPoint operating entities and are not controllable by operating entity management.

Supplemental Information (continued)

2012 Expectations

The reconciliation of the range of estimated GAAP diluted earnings per share to estimated as-adjusted (non-GAAP) diluted earnings per share is provided below:

	2012 Expectations
	Income from continuing operations per diluted share	Income from continuing operations per diluted share

GAAP income from continuing operations	$0.66	$0.76

Non-GAAP adjustments (net of tax)[1]:
Stock based compensation	0.15	0.15
Restructuring charge	0.01	0.01
Amortization	0.25	0.25

As-adjusted (non-GAAP) income from continuing operations	$1.07	$1.17

As-adjusted (GAAP) weighted average common shares outstanding - diluted	69,900	69,900

Shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense	2,500	2,500

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted	72,400	72,400

[1]	The effect of these adjustments was considered in computing the Company’s expected adjusted (non-GAAP) effective income tax rate.